UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
                     Suspension of Duty to File Reports
               Under Sections 13 and 15(d) of the Securities
                            Exchange Act of 1934

                       Commission File Number 1-9256

                        Premark International, Inc.
           (Exact name of registrant as specified in its charter)

                       c/o Illinois Tool Works, Inc.
                           3600 West Lake Avenue
                             Glenview, IL 60025
                         Attn: James H. Wooten, Jr.
                               (847) 724-7500
                (Address, including zip code, and telephone
                number, including area code, of registrant's
                        principal executive offices)

   6.875% debt securities due November 15, 2008 (reg. stmt. no. 33-62105) 10.50% debt securities due September 15, 2000 (reg. stmt. no. 33-35137)
          (Title of each class of securities covered by this Form)

                                    None
               (Titles of all other classes of securities for
                 which a duty to file reports under Section
                          13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [ ]     Rule 12h-3 (b) (1) (ii)      [ ]
         Rule 12g-4(a)(1)(ii)     [ ]     Rule 12h-3 (b) (2) (i)       [ ]
         Rule 12g-4(a)(2)(i)      [ ]     Rule 12h-3 (b) (2) (ii)      [ ]
         Rule 12g-4(a)(2)(ii)     [ ]     Rule 12h-3 (b) (3)           [ ]
         Rule 12h-3(b)(1)(i)      [ ]     Rule 15d-6                   [x]

     Approximate number of holders of record as of the certification or notice date:

                          35 DTC Holders of Record

     Pursuant to the requirements of the Securities Exchange Act of 1934, Premark International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 PREMARK INTERNATIONAL, INC.



Date:    January 26, 2000        /s/ Stewart S. Hudnut
                                 ---------------------------------------------
                                  Name:  Stewart S. Hudnut
                                  Title:  Vice President